FOR IMMEDIATE RELEASE
Contact: Jamie E. Levey
April 21, 2004 Investor Relations
(888) 319-6962

INTEGRATED BIOPHARMA COMPLETES $8.5 MILLION PRIVATE PLACEMENT

Hillside, NJ. April 21, 2004 – Integrated BioPharma, Inc. (Amex: INB), a leading biopharmaceutical company, today announced that it has raised $8.5 million from the sale of 850 shares of newly issued INB Series B Redeemable Convertible Preferred Stock in a private placement at a price of $10,000 per share with a group of institutional investors led by Alexandra Investment Management, LLC. The Series B Redeemable Convertible Preferred Stock is convertible at $10 per share into shares of the Company’s Common Stock at the option of each investor. The Company also has the option to force such conversion in the event that it meets certain performance milestones. The holders of the Series B Redeemable Convertible Preferred Stock shall be entitled to receive cumulative dividends at the rate of 7% per annum. Dividends shall be payable in cash, or in certain instances, in shares of the Company’s Common Stock. The Series B Redeemable Convertible Preferred Stock is redeemable by the Company on the third anniversary of issuance.

The Company also issued to the Investors, five-year warrants to purchase an aggregate of 425,000 shares of Common Stock at an exercise price of $14.00 per share which, if fully exercised, will result in an additional $5,950,000 of gross proceeds to the Company. The Warrants are callable by the Company in the event that it meets certain performance milestones.

Finally, the Company issued Additional Investment Rights to the Investors, entitling them over the next 18 months to purchase an aggregate of 425 additional Series B Redeemable Convertible Preferred Stock (convertible into 425,000 shares of Common Stock) and Warrants to purchase an additional 212,500 shares of Common Stock. If the Additional Investment Rights are exercised in full, the Company will receive an additional $7,225,000 of gross proceeds. The Series B Redeemable Convertible Preferred Stock and Warrants issuable upon exercise of the Additional Investment Rights have the same terms as the securities issued at closing.

Integrated BioPharma, Inc. will use the net proceeds for general corporate purposes and potential acquisitions.

“This financing reflects the confidence that investors maintain in Integrated BioPharma’s ability to continue to create shareholder value,” said E.Gerald Kay, Chief Executive Officer. “We intend to continue our focus on internal growth through further development of our product lines, and further our expansion through selected acquisitions.”

The shares of Common Stock underlying the Series B Redeemable Convertible Preferred Stock and Warrants have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (SEC) or an applicable exemption from the registration requirements. Integrated BioPharma, Inc. has agreed to file a registration statement with respect to the shares underlying the Series B Redeemable Convertible Preferred Stock and Warrants within 60 days following the closing. This news release is not an offer to sell or the solicitation of an offer to buy the securities discussed herein.

INB serves the nutraceutical, biotech and pharmaceutical industries. Through several wholly owned subsidiaries, INB develops, manufactures and distributes more than 130 products worldwide. Its subsidiary, Paxis Pharmaceuticals, Inc., develops and operates a state-of-the-art GMP facility for the production and sale of paclitaxel and related drugs. Through its biotech subsidiary, NuCycle Therapy, Inc., INB is developing preventive cancer compounds in transgenic plants. Further information is available at www.iBioPharma.com.

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand, and the company’s ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential risk factors that could affect the company’s financial results can be found in the company’s Reports filed with the Securities and Exchange Commission.

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